Exhibit 5.1

[Spilman Thomas & Battle, PLLC Letterhead]

First Community Bankshares Inc.

29 College Drive

Bluefield, Virginia 24605

Re: Form S-4 Registration Statement for First Community Bankshares, Inc., filed as of October 15, 2019

Ladies and Gentlemen:

We are acting as counsel to First Community Bankshares Inc., a Virginia corporation (“FCB”), in connection with the preparation of FCB’s above-referenced registration statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and relating to the registration of 2,797,458 shares of FCB’s common stock, $1.00 par value per share (the “Shares”), to be issued to shareholders of Highlands Bankshares, Inc., a Virginia corporation (“HBI”) in connection with the merger (the “Transaction”) contemplated by the Agreement and Plan of Reorganization, dated as of September 11, 2019, between FCB and HBI, (the “Merger Agreement”). The terms of the Transaction, the Merger Agreement and the Shares are described in the Proxy Statement/Prospectus which forms a part of the Registration Statement to which this opinion is an exhibit.

In rendering the opinions expressed below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, agreements, corporate records, and other instruments, certificates, orders, opinions, correspondence with public officials, certificates provided by FCB’s officers and representatives, and other instruments or documents as we have deemed necessary or appropriate as a basis for rendering the opinion set forth below. This examination included (i) the corporate and organizational documents of FCB, including the Articles of Incorporation of FCB, as amended to date (the “Articles”), and the Bylaws of FCB, as amended to date (the “Bylaws”); (ii) the resolutions of the Board of Directors of FCB with respect to the Transaction, the Registration Statement and the offering and sale of the Shares; (iii) the Merger Agreement and exhibits to it; and (iv) the Registration Statement and exhibits to it, including the Proxy Statement/Prospectus comprising a part of that. In addition to the foregoing, we have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination and in rendering the opinions expressed below, we have assumed: (i) the due authorization of all agreements, instruments and other documents by all the parties except FCB; (ii) the due execution and delivery of all agreements, instruments and other documents by all the parties except FCB; (iii) the genuineness of all signatures on all documents submitted to us; (iv) the authenticity and completeness of all documents, corporate records, certificates and other instruments submitted to us; (v) that photocopy, electronic, certified, conformed, facsimile and other copies submitted to us of original documents, corporate records, certificates and other instruments conform to the original documents, records, certificates and other instruments, and that all original documents reviewed were authentic and complete; (vi) the legal capacity of all individuals executing documents; (vii) the truth, accuracy and completeness of the information, representations and warranties contained in the documents, corporate records and certificates and other instruments we have received; and (viii) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of persons other than FCB, on which we have relied for the purposes of this opinion, are true and correct. As to all questions of fact material to this opinion, and as to the materiality of any fact or other matter referred to in this letter, we have relied (without independent investigation) upon certificates or comparable documents of officers and representatives of FCB. We have further assumed that (x) the Registration Statement and any amendment will have become effective (and will remain effective at the time of issuance of the Shares under it) and (y) the Proxy Statement/Prospectus describing the Shares that comprises a part of the Registration Statement will be filed with the Commission to the extent required by applicable law and relevant rules and regulations of the Commission.

We are members of the bar of the Commonwealth of Virginia and are not purporting to be generally familiar with, or qualified to express legal conclusions based upon, laws of any state or jurisdiction other than the federal laws of the United States of America and the laws of the Commonwealth of Virginia. We express no opinion as to the effect of the laws of any other jurisdiction or as to the securities or blue sky laws of any state (including, without limitation, Virginia), municipal law or the laws of any local agencies within any state (including, without limitation, Virginia). This opinion is limited to the matters stated in this letter, and no opinion is implied or may be inferred beyond the matters expressly stated below.

Based on the foregoing and in reliance on it, and subject to the limitations, qualifications, assumptions, exceptions and other matters set forth in this letter, we are of the opinion that the Shares have been duly authorized and, when and to the extent issued and delivered in accordance with the Merger Agreement and the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

Our opinion is as of the date above. We have no responsibility to update this opinion for events and circumstances occurring after the date above or as to facts relating to prior events that are subsequently brought to our attention. We disavow any undertaking to advise you of any changes in law.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Proxy Statement/Prospectus and the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules or regulations of the Commission promulgated under that Section.

Very truly yours,

/s/ Spilman Thomas & Battle PLLC